Exhibit 99.1

Pacific Energy Development Announces Series of Agreements including Management Changes in Anticipation of GOM Merger and Debt Restructuring

Danville, CA, Wednesday, April 27, 2016 – PEDEVCO Corp. d/b/a Pacific Energy Development  (NYSE MKT: PED) announced today the entry into several agreements related to the pending GOM Merger and management changes in anticipation of such merger, and the pending restructuring of the Company’s senior debt.

The Company, in anticipation of the pending merger with GOM Holdings as previously reported by the Company, and to further reduce monthly expenses in connection with the anticipated restructuring of the Company’s senior debt obligations, has made several management changes to reduce its monthly expenses and to better position the Company to be more efficient and focused on driving shareholder value.

These changes include the promotion of Mr. Michael L. Peterson to the offices of President and Chief Executive Officer of the Company, the promotion of Mr. Gregory L. Overholtzer to the position of Chief Financial Officer of the Company, and the transition of Mr. Frank C. Ingriselli from the role of Chief Executive Officer and executive Chairman of the Board to the role of non-executive Chairman of the Board, all effective May 1, 2016.  Mr. Peterson previously served as the Company’s President and Chief Financial Officer prior to his promotion, and Mr. Overholtzer previously served as the Company’s Vice President, Finance and Controller.  Mr. Ingriselli shall remain on the Company’s Board of Directors as its non-executive Chairman, and shall continue to provide guidance and services on a consulting basis through July 2016 and as a member of the Company’s Board of Directors for the foreseeable future.

Commenting on these matters, Michael L. Peterson, newly appointed President and CEO of the Company, stated, “We believe the management changes announced today will better position the Company from a management and monthly expense perspective to move forward with the planned merger with GOM Holdings, while retaining the wisdom and expertise of Mr. Ingriselli as our Board Chairman and trusted advisor.  On behalf of the Company, I am honored to have worked so closely with Mr. Ingriselli these past years and thank him for his service, and while we will miss him as CEO, we know his guidance and contributions as a member of our Board will continue to serve the Company well going forward.”

Mr. Peterson also added, “In the coming weeks, I look forward to being able to announce to our shareholders the final terms of our anticipated debt restructuring as well as a planned new debt funding facility that will provide drilling capital for the development of our Wattenberg acreage as well fund the costs of our recently announced acquisition of working interests in 8 producing wells in the Wattenberg Core.  With the potential of the GOM merger and the opportunity to develop our attractive oil and gas assets, I am enthusiastic about the opportunity to strategically grow the Company in the months and years ahead.”

Commenting on his new role, Frank C Ingriselli, Chairman of the Board, stated, “It has been a great honor and privilege to lead our Company as CEO from its founding just over five years ago. We have weathered one of the most significant downturns in energy prices that this industry has seen, but have survived and retained assets in the heart of the Niobrara Basin which many believe is among the most economic shale oil assets in the industry today. I have great confidence in the leadership ability of this new management team, led by Michael Peterson, and look forward to my continuing role as Chairman of the Board of Directors and assisting them as they drive shareholder value for the Company.”

About Pacific Energy Development (PEDEVCO Corp.)

PEDEVCO Corp, d/b/a Pacific Energy Development (NYSE MKT:  PED), is a publicly-traded energy company engaged in the acquisition and development of strategic, high growth energy projects, including shale oil and gas assets, in the United States. The Company’s principal asset is its D-J Basin Asset located in the D-J Basin in Colorado. Pacific Energy Development is headquartered in Danville, California, with an operations office in Houston, Texas.

Cautionary Statement Regarding Forward Looking Statements

All statements in this press release that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of the Company's control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under Item 1A "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2015.  The Company operates in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. The Company disclaims any intention to, and undertakes no obligation to, update or revise any forward-looking statements. Readers are also urged to carefully review and consider the other various disclosures in the Company's public filings with the SEC.

Important Information

In connection with the proposed business combination between PEDEVCO Corp. ("PEDEVCO") and GOM Holdings, LLC ("GOM"), PEDEVCO currently intends to file a proxy statement with the SEC to seek approval for the Shareholder Approval defined and described above. This communication is not a substitute for any proxy statement or other document PEDEVCO may file with the SEC in connection with the Shareholder Approval. Prospective investors are urged to read the proxy statement when filed as it will contain important information. Any definitive proxy statement(s) (if and when available) will be mailed to stockholders of PEDEVCO. Prospective investors may obtain free copies of the proxy statement, when filed, as well as other filings containing information about PEDEVCO, without charge, at the SEC's website (www.sec.gov). Copies of PEDEVCO's SEC filings may also be obtained from PEDEVCO without charge at PEDEVCO’s website (www.pacificenergydevelopment.com) or by directing a request to PEDEVCO at (855) 733-3826.

Participants in Solicitation

PEDEVCO and its directors and executive officers and other members of management and employees are potential participants in the solicitation of proxies in respect of the Shareholder Approval. Information regarding PEDEVCO's directors and executive officers is available in PEDEVCO's Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 29, 2016. Additional information regarding the interests of such potential participants will be included in the proxy statement to be filed with the SEC by PEDEVCO in connection with the Shareholder Approval and in other relevant documents filed by PEDEVCO with the SEC. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Contacts

Pacific Energy Development
1-855-733-3826 ext. 21 (Media)
PR@pacificenergydevelopment.com